SIEBERT FINANCIAL CORP. AND SUBSIDIARY


                  EXHIBIT 21.1 - SUBSIDIARIES OF THE REGISTRANT



Muriel Siebert & Co., Inc., a Delaware Corporation.
Siebert Women's Financial Network, Inc., a Delaware Corporation